EXHIBIT 11
                   BARRINGER TECHNOLOGIES INC AND SUBSIDIARIES
                                EARNING PER SHARE


                                 PRIMARY                      FULLY DILUTED
                      ----------------------------- ----------------------------
                       Three months ended March 31, Three months ended March 31,
                      ----------------------------- --------------------------
                             1997          1996            1997          1996
                             ----          ----           ----           ----
Net Income                $ 845,000    $ 189,000       $ 845,000    $   189,000
Preferred dividend
requirements                 (3,000)     (12,000)                      (12,000)
                          -----------------------       -----------------------
Net income to common
stockholders
                          $  842,000   $ 177,000       $ 845,000      $ 177,000
                          ======================       ========================

Weighted average shares
outstanding
                           5,392,000   3,479,000       5,392,000      3,479,000
Assumed conversion of
preferred stock
                                n/a          n/a          29,000            n/a
Assumed exercise of
outstanding options
and warrants(treasury
stock method)                688,000         n/a        688,000             n/a
                           ----------------------     -------------------------
Revised share basis        6,080,000    3,479,000     6,109,000       3,479,000
                          =======================     =========================

Earnings per common share $    0.14    $    0.05      $    0.14  $         0.05
                          ======================      =========================